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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF ALLIANCE LAUNDRY SYSTEMS LLC

      NAME OF SUBSIDIARY                                  PLACE OF INCORPORATION
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 1.   Alliance Laundry Corporation                               Delaware

 2.   Alliance Commercial Appliances Finance LLC                 Delaware

 3.   Alliance Laundry S.A.                                      Argentina

 4.   Alliance Laundry Receivables Warehouse LLC                 Delaware

 5.   Alliance Laundry Equipment Receivables LLC                 Delaware

 6.   Alliance Laundry Equipment Receivables 2002 LLC            Delaware